Exhibit 99a

PRESS RELEASE DATED MAY 16, 2003

DATE - May 16, 2003

Touch America Announces Delay in Filing Quarterly Report

Butte, Montana - Touch America Holdings, Inc. announced today that it has filed with the Securities and Exchange Commission (SEC) a Notification of Late Filing, Form 12b-25, on its Quarterly Report on Form 10-Q for the period ended March 31, 2003.

On March 31, 2003, Touch America announced a delay in filing its 2002 Annual Report on Form 10-K pending analysis of the March 24, 2003 Interim Opinion and Award from the arbitrator finding that Touch America owes Qwest Communications Corporation $59.6 million (plus interest) in the arbitration proceedings between Qwest and Touch America. There are other issues yet to be decided by the arbitrator before a final decision is rendered. The arbitration relates primarily to amounts owed by the Company to Qwest for the Company's purchase of services (expense items) and amounts owed by Qwest to the Company for our sale of services (revenue items) that have arisen subsequent to Touch America's June 30, 2000 acquisition from Qwest of the wholesale, private line, long-distance and other telecommunications services business in the former U S West 14-state region.

The Company has not yet filed its 2002 Annual Report on Form 10-K. We are working to determine the impact this decision will have on our 2002 consolidated financial statements. We believe that restatement of financial statements for prior years will be necessary. Our independent accountants, PricewaterhouseCoopers, LLP, will audit the resulting financial statements.

This analysis has not been completed because of the complexity of the issues and the determinations in the Interim Opinion and Award. Until our analysis is completed and PricewaterhouseCoopers can conclude its work on the financial statements, the Company cannot file its 2002 Annual Report on Form 10-K or its Quarterly Report on Form 10-Q for the period ended March 31, 2003, nor can we predict when the reports will be filed.

The SEC has reviewed our 2001 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended September 30, 2002 and provided us with comments. Touch America is in the process of responding to the comments. The purpose of the SEC review process is to assist Touch America in compliance with the applicable disclosure requirements and to enhance the overall disclosure in future filings.

Touch America's common stock is currently trading on the Over-the-Counter Bulletin Board; however, in accordance with OTC Bulletin Board rules, the Company must be current with its SEC filings. Accordingly, our stock will be delisted on May 22, 2003 if we are not current in our SEC reporting. If we are delisted from the OTC Bulletin Board, our stock will continue to trade on the "Pink Sheets."

As previously disclosed, Touch America faces a loss of liquidity because of the need to fund capital expenditures and operations. Our ongoing financial viability depends on our ability to increase cash flow or secure outside financing. If we are unable to timely achieve positive cash flow or obtain adequate financing, we may be required to seek bankruptcy protection.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America has approximately 400 employees in 14 states and the District of Columbia. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.